EXHIBIT 3.1

PATTERN ENERGY GROUP INC.
CERTIFICATE OF DESIGNATIONS OF RIGHTS AND PREFERENCES
SERIES A PERPETUAL PREFERRED STOCK
(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)
Pursuant to Section 151 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), Pattern Energy Group Inc., a corporation organized and existing under the DGCL, in accordance with Section 103 thereof, does hereby certify in this Certificate of Designations of Rights and Preferences (this “Certificate”) that:
1. The name of the company is Pattern Energy Group Inc. (the “Company”).
2. The original Certificate of Incorporation of the Company (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on October 2, 2012.
3. The Amended and Restated Certificate of Incorporation (the “Amended Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on September 24, 2013 (as may be amended from time to time, the “Certificate of Incorporation”).
4. The Amended Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”), and expressly authorizes the Board of Directors of the Company, to authorize the issuance of Preferred Stock from time to time in one or more classes or series, and with respect to each series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board of Directors of the Company providing for the issuance thereof the designation and the powers, preferences, rights, qualifications, limitations and restrictions related to each series of Preferred Stock.
5. Pursuant to the authority conferred upon the Board of Directors of the Company by the Amended Certificate of Incorporation and pursuant to the provisions of Sections 103 and 151(g) of the DGCL, the Board of Directors of the Company, at a duly convened meeting on June 12, 2019, adopted resolutions (the “Authorizing Resolutions”) appointing a Transaction Committee of the Board of Directors of the Company (the “Transaction Committee”) to exercise all powers and authority of the Board of Directors of the Company to, among other things, authorize and approve a certificate of designations of rights and preferences with respect to a new series of Preferred Stock designated as Series A Perpetual Preferred Stock of the Company, and in such certificate of designations of rights and preferences to establish, fix, state and express the designations, rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock.
6. Thereafter, on September 30, 2019, the Transaction Committee duly adopted a resolution establishing the designations, rights, preferences, powers, restrictions and limitations of, and the number of shares comprising, the Series A Preferred Stock, which resolution is as follows:
RESOLVED, that, pursuant to the authority given by Article Fourth of the Amended Certificate of Incorporation and the Authorizing Resolutions, the Transaction Committee, does hereby provide for the issue of a new series of Preferred Stock, par value $0.01 per share, with a liquidation preference of $25.00 per share, on the follow terms and with the following designations, rights, preferences, powers, restrictions and limitations:
Section 1. Number of Shares and Designation. This series of Preferred Stock shall be designated as the “Series A Perpetual Preferred Stock,” par value $0.01 per share (the “Series A Preferred Stock”). The Series A Preferred Stock shall be perpetual, subject to the provisions of Sections 4 and 5 hereof, and the authorized number of shares of the Series A Preferred Stock shall be 10,400,000 shares. The number of shares of Series A Preferred Stock may be increased from time to time pursuant to the provisions of Section 14 hereof and any such additional shares of Series A Preferred Stock shall form a single series with the Series A Preferred Stock. Each share of Series A Preferred Stock shall have the same designations, rights, preferences, powers, restrictions and limitations as every other share of Series A Preferred Stock as set forth in this Certificate.

Section 2. Dividends.
(a) Base Dividend Rate. Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available for the payment of dividends, cumulative cash dividends per share (the “Initial Fixed Dividends”) equal to the annual rates (the “Base Dividend Rate”), expressed as percentages of the Liquidation Preference, during the periods beginning on (i) the Issue Date, in the case of the Initial Fixed Dividends payable for the period commencing in 2019, and (ii) September 30 of each other year indicated below, and ending on September 29 of the next succeeding year (each such period, a “Fixed Dividend Period”), subject to the provisions of Section 2(c):

Year	Rate
2019	5.625%
2020	5.625%
2021	5.625%
2022	6.125%
2023	6.625%
2024	7.125%
2025 and thereafter	7.625%

(b) Contingent Dividends. Prior to the date of the consummation of a P2 Company Acquisition (the “P2 Company Acquisition Date”), holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, cumulative cash dividends equal to 12.6% of any P2 Distribution, pro rata per share (the “Contingent Dividends”); provided, however, that the Contingent Dividends payable pursuant to this Section 2(b) shall not exceed, in the aggregate, $3.25 per share of Series A Preferred Stock (the “Contingent Dividend Cap”). On and after the P2 Company Acquisition Date, holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available for the payment of dividends, cumulative cash dividends per share (the “Additional Fixed Dividends” and together with the Initial Fixed Dividends, the “Fixed Dividends”, and the Fixed Dividends, together with the Contingent Dividends, “Dividends”) in an amount equal to the following annual rates, expressed as percentages of the Remaining Contingent Dividend Cap (as determined on the P2 Company Acquisition Date): (i) if the P2 Company Acquisition Date occurs in the Fixed Dividend Period beginning in either 2019 or 2020, 20.000% in such Fixed Dividend Period and in each subsequent Fixed Dividend Period until and including the Fixed Dividend Period beginning in 2024; (ii) if the P2 Company Acquisition Date occurs in the Fixed Dividend Period beginning in 2021, 25.000% in such Fixed Dividend Period and in each subsequent Fixed Dividend Period until and including the Fixed Dividend Period beginning in 2024; (iii) if the P2 Company Acquisition Date occurs in the Fixed Dividend Period beginning in 2022, 33.333% in such Fixed Dividend Period and in each subsequent Fixed Dividend Period until and including the Fixed Dividend Period beginning in 2024; (iv) if the P2 Company Acquisition Date occurs in the Fixed Dividend Period beginning in 2023, 50.000% in such Fixed Dividend Period and in the next succeeding Fixed Dividend Period beginning in 2024; and (v) if the P2 Company Acquisition Date occurs in the Fixed Dividend Period beginning in 2024 or later, 100.000% in the Fixed Dividend Period in which the P2 Company Acquisition Date occurs; provided, however, that the sum of (x) all Contingent Dividends accrued prior to the P2 Company Acquisition Date and (y) Additional Fixed Dividends shall not exceed the Contingent Dividend Cap.

(c) Certain Adjustments to the Base Dividend Rate Upon the Occurrence of a Permitted Change of Control. (i) Upon the occurrence of a Permitted Ratings Downgrade Change of Control, if in any Fixed Dividend Period, the rating from each of S&P and Moody’s in respect of the Company is at or below any of the applicable ratings set forth in the immediately following table in this clause (i), the applicable Base Dividend Rate for such Fixed Dividend Period, and for each subsequent Fixed Dividend Period for so long as the Series A Preferred Stock are outstanding, shall automatically increase such that it will be equal to (1) the applicable Base Dividend Rate for such Fixed Dividend Period, and the Base Dividend Rate in each subsequent Fixed Dividend Period, plus (2) the amount set forth opposite the lower of the two ratings by S&P and Moody’s in the table below (subject to clause (iii) of this Section 2(c)):

Rating (Moody’s / S&P)	Increase in Base Dividend Rate
B1 / B+	25 basis points
B2 / B	50 basis points
B3 / B-	75 basis points
Caa1 / CCC+ or below	100 basis points

For the avoidance of doubt, if, following any such modification to the Base Dividend Rate pursuant to this clause (i), the ratings of S&P and Moody’s subsequently change to a different rating in any Fixed Dividend Period, there shall be no further modification to the applicable Base Dividend Rate for such Fixed Dividend Period. The adjustments provided for in this Section 2(c)(i) shall not apply in a Permitted Private Change of Control.

(ii) Following a Permitted Private Change of Control, the Base Dividend Rate applicable for the Fixed Dividend Period in which such Permitted Private Change of Control occurs shall automatically increase by seventy-five (75) basis points beginning on the date of the occurrence of such Permitted Private Change of Control, and such increased Base Dividend Rate shall continue to apply for the remaining portion of such Fixed Dividend Period, and the Base Dividend Rate in each subsequent Fixed Dividend Period, shall increase by seventy-five (75) basis points until the Fixed Dividend Period beginning on September 30, 2024, at which point the Base Dividend Rate shall increase to 7.775% and shall remain at such level thereafter; provided that (1) the initial seventy-five (75) basis point increase in the Base Dividend Rate provided by the foregoing clause shall be reduced to an increase of twenty-five (25) basis points (x) immediately, in the case of a P2 Company Acquisition that precedes or is concurrent with such Permitted Private Change of Control, or (y) beginning on the date of the P2 Company Acquisition, in the case of a P2 Company Acquisition that occurs subsequent to such Permitted Private Change of Control and (2) such increased Base Dividend Rate described in the preceding proviso (1) shall continue to apply for the remaining portion of such Fixed Dividend Period, and the Base Dividend Rate in each subsequent Fixed Dividend Period, shall increase by twenty-five (25) basis points until the Fixed Dividend Period beginning on September 30, 2025, at which point the Base Dividend Rate shall increase to 7.775% and shall remain at such level thereafter. For the avoidance of doubt, the adjustments provided for in this Section 2(c)(ii) shall not apply in a Permitted Ratings Downgrade Change of Control.

(iii) In the case of the occurrence of an event that is both a Permitted Private Change of Control and a Permitted Ratings Downgrade Change of Control, then the modification to the applicable Base Dividend Rate for the Fixed Dividend Period shall be the modification as provided by clause (ii) of this Section 2(c) for such Fixed Dividend Period, and not clause (i) of this Section 2(c).

(d) Dividend Payment Date; Dividend Record Date.
(i) Fixed Dividends. The Initial Fixed Dividends shall accrue from, and including, the date of original issuance (the “Issue Date”), and the Additional Fixed Dividends shall accrue from, and including, the P2 Company Acquisition Date, in each case, compounded quarterly. (1) The Initial Fixed Dividends shall be payable (x) for the period from, and including, the Issue Date to, but not including, January 31, 2020 and (y) beginning on January 31, 2020, for each quarterly period thereafter (each, a “Quarterly Dividend Period”), and (2) the Additional Fixed Dividends shall be payable (x) for the period from, and including, the P2 Company Acquisition Date to, but not including, the beginning date of next succeeding Quarterly Dividend Period and (y) for each Quarterly Dividend Period thereafter, until no further Additional Fixed Dividends are payable pursuant to Section 2(b); each such dividend period for Initial Fixed Dividends and/or Additional Fixed Dividends (including the initial dividend periods) are herein referred to as a “Dividend Period”. Fixed Dividends shall be paid on the last day of each January, April, July and October of the applicable Dividend Period (each such payment date, a “Dividend Payment Date”), commencing on January 31, 2020 (in the case of Initial Fixed Dividends) and the beginning date of the Quarterly Dividend Period next succeeding the P2 Company Acquisition Date (in the case of Additional Fixed Dividends); provided that if any Dividend Payment Date is not a Business Day, then the Dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that Dividend Payment Date to that next succeeding Business Day. Any Fixed Dividends payable on the Series A Preferred Stock, including dividends payable for any partial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Fixed Dividends shall be payable to holders of record as they appear in the stock records of the Company or the Transfer Agent, as applicable, for the Series A Preferred Stock at the close of business on the applicable record date, which shall be 15th day of each January, April, July and October, whether or not a Business Day, in the applicable Dividend Period (each, a “Dividend Record Date”).
(ii) Contingent Dividends. The Contingent Dividends shall accrue upon the receipt by the Company or any of its subsidiaries of any P2 Distribution (a “P2 Payment Date”) and shall be paid no later than 10 Business Days after the next regularly scheduled meeting of the Company’s Board of Directors following such P2 Payment Date, not to exceed 90 days following the P2 Payment Date (the “Contingent Dividend Payment Date”). The Contingent Dividends shall be payable to holders of record as they appear in the stock records of the Company or the Transfer Agent, as applicable, for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the P2 Payment Date, whether or not a Business Day. For the avoidance of doubt, any Contingent Dividends that accrue prior to the P2 Company Acquisition Date shall be payable pursuant to this clause (ii), whether or not the Contingent Dividend Payment Date is on or after the P2 Company Acquisition Date.
(e) Dividend Accrual. The Dividends on the Series A Preferred Stock shall accrue on a day-to-day basis from, and including, the first day of each Dividend Period (in the case of Fixed Dividends) or upon receipt by the Company or any of its subsidiaries of each P2 Distribution (in the case of Contingent Dividends), until such Dividends are paid pursuant to Section 2(d). Notwithstanding any provisions of this Certificate to the contrary, Dividends shall accrue regardless of whether (i) the terms of any Senior Stock the Company may issue or agreements the Company may enter into, including any documents governing the indebtedness of the Company, at any time prohibit the current payment of dividends; (ii) the Company has earnings; (iii) there are funds legally available for the payment of such Dividends; or (iv) such Dividends are declared by the Board of Directors of the Company. Holders of the Series A Preferred Stock shall not be entitled to any dividends in excess of the Dividends described above. Any dividend payment made on the Series A Preferred Stock in respect of Fixed Dividends or Contingent Dividends shall first be credited against the Accumulated Fixed Dividends or the Accumulated Contingent Dividends, as applicable, with respect to those shares.
(f) Dividends on Junior Stock or Parity Stock. Unless full Accumulated Dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all Accumulated Dividends, (x) no dividends (other than in shares of Junior Stock) shall be declared or paid or set aside for payment upon shares of any Junior Stock or Parity Stock the Company may issue, nor shall any other dividend be declared or made upon such shares of Junior Stock or Parity Stock; and (y) no shares of any Junior Stock or Parity Stock shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except as mandatorily required by the terms of such equity security or by conversion into or exchange for shares of Junior Stock the Company may issue); provided, that no provision in this Certificate shall be deemed to restrict or prohibit the acquisition by the Company of Junior Stock in connection with the receipt of shares of such Junior Stock upon (A) the “net” or “cashless” exercise of options to purchase shares of Junior Stock for purposes of exercising such options or (B) vesting of Restricted Stock Awards, including in each case the payment of taxes due as a result of such exercise or vesting.
(g) Pro Rata Dividends. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any Parity Stock, all dividends declared upon the Series A Preferred Stock and any Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior Dividend Periods if such Parity Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

Section 3. Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs (a “Liquidation Event”), then, before any distribution or payment shall be made to the holders of any shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) or any other class or series of Junior Stock, each holder of Series A Preferred Stock shall be entitled to receive, for each of such holder’s shares of Series A Preferred Stock, out of the Company’s assets legally available for distribution to stockholders, liquidating distributions or payments in the amount of the Liquidation Preference, plus an amount equal to the sum of all Accumulated Dividends as of the date of such Liquidation Event. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock shall have no right or claim to any of the Company’s remaining assets. In the event that, upon any such Liquidation Event, the Company’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all Senior Stock and Parity Stock, then after payment of the liquidating distribution on all outstanding Senior Stock, the holders of the Series A Preferred Stock and all other such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, any consolidation or merger of the Company with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, or a statutory share exchange shall not be deemed to constitute a Liquidation Event.
Section 4. Redemption.
(a) Optional Redemption; Optional Share Conversion. On or after October 25, 2024, and subject to clause (d) of Section 5, the Company may, at its option, upon not less than 45 and no more than 90 days written notice to holders of shares of the Series A Preferred Stock, either:
(i) redeem for cash the Series A Preferred Stock (an “Optional Redemption”), (A) in whole at any time or from time to time or (B) in part at any time or from time to time, provided that at least 25% of the aggregate amount of Series A Preferred Stock issued under this Certificate remains outstanding immediately after the occurrence of such partial redemption, in each case, at a redemption price per share of Series A Preferred Stock to be redeemed equal to the sum of:
(1) 101.000% of the Liquidation Preference of such share of Series A Preferred Stock; plus
(2) Accumulated Dividends, if any, on such share of Series A Preferred Stock as of the applicable date of Optional Redemption; plus
(3) an amount equal to (x) the Contingent Dividend Cap, less (y) the sum of (A) all Contingent Dividends and Additional Fixed Dividends previously paid (if any) on such share of Series A Preferred Stock prior to the applicable date of Optional Redemption, and (B) all Accumulated Contingent Dividends and Accumulated Additional Fixed Dividends as of the applicable date of Optional Redemption (such sum pursuant to clauses (a)(i)(1), (2) and (3), the “Optional Redemption Price”); or
(ii) cause the outstanding shares of Series A Preferred Stock to be converted, (A) in whole at any time or from time to time or (B) in part at any time or from time to time, provided that at least 25% of the aggregate amount of Series A Preferred Stock issued under this Certificate remains outstanding immediately after the occurrence of such partial conversion, in each case, into the number of whole, fully-paid and non-assessable shares of Common Stock for each share of Series A Preferred Stock equal, subject to clause (c) of this Section 4, to the Optional Share Conversion Rate, with cash payment for fractional shares based on the applicable Reference Price (the “Optional Share Conversion”); provided, that notwithstanding the foregoing, the Company may not effect an Optional Share Conversion following the occurrence of a Permitted Private Change of Control.
(b) Holder Optional Redemption. Following the occurrence of a Permitted Private Change of Control, each holder of shares of Series A Preferred Stock, may, on the fifteenth anniversary of the Issue Date and each anniversary thereafter for so long as any shares of Series A Preferred Stock remain outstanding (each, a “Potential Holder Optional Redemption Date”), require the Company to redeem for cash the Series A Preferred Stock (a “Holder Optional Redemption”) of each of such holder, in whole or in part, at a redemption price per share of Series A Preferred Stock to be redeemed equal to the Change of Control Premium (the “Holder Optional Redemption Price”).

(c) Share Caps. Notwithstanding Section 4(a)(ii), no share of Series A Preferred Stock may be converted into shares of Common Stock pursuant to an Optional Share Conversion if such Optional Share Conversion would result in (i) any holder of Series A Preferred Stock obtaining shares of Common Stock, which when added together with such holder’s other shares of Voting Stock of the Company, would exceed the Voting Share Cap (a “Voting Share Cap Violation”) and/or (ii) the Company issuing an aggregate number of shares of Common Stock in excess of the Aggregate Share Cap (an “Aggregate Share Cap Violation” and together a Voting Share Cap Violation, each, a “Share Cap Violation”); provided that if any Optional Share Conversion would result in a Share Cap Violation, the Company must either, at its election, (1) subject to Section 4(a)(i)(B) and (a)(ii)(B), reduce the number of shares of Series A Preferred stock subject to the Optional Share Conversion so as to avoid the Share Cap Violation or (2) redeem for cash the shares of Series A Preferred Stock that, if converted into shares of Common Stock, would result in the Share Cap Violation, in each case, at the Optional Redemption Price per share of Series A Preferred Stock to be redeemed pursuant to Section 4(a). If the terms of any Optional Share Conversion are required to be amended pursuant to the preceding sentence following the mailing of the notice of Optional Share Conversion, then such amended terms shall be communicated to holders in the manner specified in Section 4(d), but in no event fewer than fifteen (15) days prior to the original conversion date (it being understood that the conversion date may be delayed as contemplated in Section 4(d)).
(d) Redemption and Conversion Procedures.
(i) Notice of an Optional Redemption or Optional Share Conversion shall be mailed at least forty-five (45) days but not more than ninety (90) days before the redemption or conversion date, as applicable, to each holder of record of Series A Preferred Stock at the address shown on the share transfer books of the Company or the Transfer Agent, as applicable. Each notice shall state: (i) the redemption or conversion date, as applicable; (ii) the number of shares of Series A Preferred Stock to be redeemed or converted, as applicable; (iii) if fewer than all outstanding shares of Series A Preferred Stock are to be redeemed or converted, the number of shares of Series A Preferred Stock to be redeemed or to be converted, as applicable, from each such holder, including, as applicable, to avoid a Share Cap Violation; (iv) (A) in the case of an Optional Redemption, the Optional Redemption Price and (B), in the case of an Optional Share Conversion, the Optional Share Conversion Rate and the amount of any cash payment for fractional shares; (v) the place or places where certificates issued for Series A Preferred Stock, if any, are to be surrendered for payment of the Optional Redemption Price or conversion into shares of Common Stock pursuant to the Optional Share Conversion, as applicable; (vi) that dividends on the Series A Preferred Stock will cease to accrue on the date of Optional Redemption or Optional Share Conversion, as applicable; and (vii) any other information required by law. If an Optional Redemption or Optional Share Conversion is subject to satisfaction of one or more conditions precedent, the applicable redemption or conversion notice shall describe such condition, and if applicable, shall state that, in the Company’s discretion, the redemption or conversion date may be delayed until such time as any or all such conditions shall be satisfied, without the requirement of an additional notice period to the holders of Series A Preferred Stock, or such Optional Redemption or Optional Share Conversion may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the date of Optional Redemption or Optional Share Conversion, or by the date of Optional Redemption or Optional Share Conversion date as so delayed.
(ii) Within ten (10) Business Days of a receipt of a notice of Optional Share Conversion, each holder of record of Series A Preferred Stock shall provide a certification to the Company substantially in the form of Exhibit D hereto.
(iii) At the Company’s election, on or prior to the redemption date in connection with an Optional Redemption, the Company may irrevocably deposit the aggregate Optional Redemption Price of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of shares of Series A Preferred Stock will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Optional Redemption Price, and (iii) require such holders to surrender certificates issued for shares of Series A Preferred Stock, if any, at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the Optional Redemption Price. Any interest or other earnings earned on the aggregate Optional Redemption Price deposited with a bank or trust company shall be paid to the Company. Any monies so deposited that remain unclaimed by the holders of shares of Series A Preferred Stock at the end of one year after the redemption date shall be returned to the Company by such bank or trust company. If the Company makes such a deposit, shares of Series A Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit.
(iv) On or after the date fixed for Optional Redemption or Optional Share Conversion, each holder of shares of Series A Preferred Stock must present and surrender each certificate representing his or her Series A Preferred Stock, if any, to the Company at the place designated in the applicable notice and thereupon, (A) in the case of an Optional Redemption, the Optional Redemption Price of such shares shall be paid to or on the order of the person whose name appears on the certificate or Ownership Notice, as applicable, representing the Series A Preferred Stock as the owner thereof and (B) in the case of an Optional Share Conversion, the shares of Common Stock into which such shares of Series A Preferred Stock shall be converted pursuant to the Optional Share Conversion shall be issued to the person whose name appears on the certificate or Ownership Notice, as applicable, representing the Series A Preferred Stock as the owner thereof.
(v) Notice of a Holder Optional Redemption shall be mailed at least forty-five (45) days but not more than ninety (90) days before the redemption date to the Company. Each notice shall state: (i) the redemption date and (ii) the number of shares of Series A Preferred Stock to be redeemed. Within ten (10) Business Days of a receipt of a notice of Holder Optional Redemption, the Company shall provide the Holder Optional Redemption Price by written notice to the redeeming holders of Series A Preferred Stock. On or prior to the redemption date in connection with a Holder Optional Redemption, the Company may irrevocably deposit the aggregate Holder Optional Redemption Price of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of shares of Series A Preferred Stock will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Holder Optional Redemption Price, and (iii) require such holders to surrender certificates issued for shares of Series A Preferred Stock, if any, at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the Holder Optional Redemption Price. Any interest or other earnings earned on the aggregate Holder Optional Redemption Price deposited with a bank or trust company shall be paid to the Company. Any monies so deposited that remain unclaimed by the holders of shares of Series A Preferred Stock at the end of one year after the redemption date shall be returned to the Company by such bank or trust company. If the Company makes such a deposit, shares of Series A Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit. On or after the date fixed for Holder Optional Redemption (each, a “Holder Optional Redemption Date”), each redeeming holder of shares of Series A Preferred Stock must present and surrender each certificate representing his or her Series A Preferred Stock, if any, to the Company at the place designated in the applicable notice and thereupon, the Holder Optional Redemption Price of such shares shall be paid to or on the order of the person whose name appears on the certificate or Ownership Notice, as applicable, representing the Series A Preferred Stock as the owner thereof.
Section 5. Conversion Rights at the Option of Holders Upon a Change of Control.
(a) Change of Control Conversion Right. Upon the occurrence of a Change of Control Event, each holder of Series A Preferred Stock shall have the option, during the applicable Change of Control Conversion Period, to convert any or all of its shares of Series A Preferred Stock on the Change of Control Conversion Date into the amount of Reference Property such holder would have received had such holder, immediately prior to the Change of Control, converted such shares of Series A Preferred Stock into the number of shares of Common Stock equal to the Change of Control Conversion Rate, with cash payment for fractional shares based on the applicable Change of Control Conversion Price (the “Change of Control Conversion”).
(b) Change of Control Event Notice. As soon as reasonably practicable, but within five (5) Business Days following: (i) in the case of a Ratings Downgrade Change of Control, the occurrence of the Ratings Downgrade Change of Control, or (ii) in the case of (A) a Going Private Change of Control or (B) any Other Change of Control, the date on which the Change of Control is first publicly announced, the Company shall provide to holders of shares of Series A Preferred Stock a notice (the “Change of Control Event Notice”) of occurrence of the Change of Control Event that describes the resulting Change of Control Conversion permitted at the option of holders under this Section 5. The Change of Control Event Notice shall state the following:

•	the events constituting the Change of Control Event;

•	the Change of Control Effective Date (or if the Change of Control has not yet been consummated, the expected Change of Control Effective Date);

•	the Change of Control Conversion Period (or if the Change of Control has not yet been consummated, the expected Change of Control Conversion Period);

•
the method and period for calculating the Change of Control Conversion Rate (including, but not limited to, a reasonably detailed calculation of the Change of Control Premium and, as applicable, a description of any P2 Distributions on or prior to the Change of Control Conversion Date) (or if the Change of Control has not yet been consummated, the expected Change of Control Conversion Rate and the anticipated method and period for the calculation thereof, including as provided for in the immediately preceding parenthetical);

•
a reasonably detailed calculation of the amount of Reference Property distributed (or expected to be distributed) in respect of each share of Common Stock in connection with the consummation of the Change of Control;

•
that if, prior to the Change of Control Conversion Date, the Company has provided notice of its election to redeem or convert all or any shares of the Series A Preferred Stock pursuant to Section 4 (it being understood that any such notice of redemption shall be irrevocable), holders will not be able to exercise their right to a Change of Control Conversion for their shares of Series A Preferred Stock designated for such redemption or conversion and such shares shall be redeemed or converted, as applicable, on the related redemption or conversion date on such terms as provided for in Section 4 (subject to any re-calculation of the Optional Redemption Price or Optional Share Conversion Rate as provided for in Section 5(d) below), even if such shares have already been tendered for a Change of Control Conversion (unless the Company defaults in respect of its obligations thereunder);

•	the Change of Control Conversion Date (or if the Change of Control has not yet been consummated, the expected Change of Control Conversion Date);

•	the procedures that the holders of shares of Series A Preferred Stock must follow to exercise their right to a Change of Control Conversion; and

•
the last date on which holders of shares of Series A Preferred Stock may withdraw shares of Series A Preferred Stock surrendered for a Change of Control Conversion and the procedures such holders must follow to effect such a withdrawal.

In the event of a Going Private Change of Control or any Other Change of Control, the Company shall also, ten (10) Business Days prior to the consummation of the Change of Control, provide a final notice (the “Final Change of Control Event Notice”) to holders of shares of Series A Preferred Stock, substantially in the form of the initial Change of Control Event Notice, including final information regarding the information required by the immediately preceding paragraph.
The Company shall issue a press release, describing the issuance of a Change of Control Event Notice, for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on the Company’s website, in any event prior to the market opening of National Securities Exchanges on the first Business Day following any date on which the Company provides the Change of Control Event Notice to the holders of shares of Series A Preferred Stock.
(c) Exercise of Change of Control Conversion Right. To exercise the right to a Change of Control Conversion, the holders of shares of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Business Day immediately preceding the Change of Control Conversion Date, the certificates, if any, representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written exercise notice completed, to the Transfer Agent (the “Exercise Notice”). The Exercise Notice may be in the form provided by the Transfer Agent, and must state the number of shares of Series A Preferred Stock to be subject to the Change of Control Conversion.

Holders of shares of Series A Preferred Stock may withdraw any notice of exercise of the right to a Change of Control Conversion (in whole or in part) by a written notice of withdrawal delivered to the Transfer Agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series A Preferred Stock;

•	the certificate numbers, if any, of the withdrawn shares of Series A Preferred Stock; and

•	the number of shares of Series A Preferred Stock, if any, which remain subject to the Exercise Notice.
(d) Effect of Optional Redemption or Optional Share Conversion Notice on Change of Control Conversion. In the event that the Company issues a notice of Optional Redemption or Optional Share Conversion after the issuance of a Change of Control Event Notice, and if the Optional Redemption Price would be less than the otherwise applicable Holder Optional Redemption Price (as though the Holder Optional Redemption right had been exercised) calculated as though the proposed Optional Redemption Date were a Potential Holder Optional Redemption Date, or the Optional Share Conversion Rate would be less than the otherwise applicable Change of Control Conversion Rate, as applicable, in each case as calculated pursuant to Sections 4 and 5 (as applicable), then the Optional Redemption Price shall be re-calculated to be equal to such otherwise applicable Holder Optional Redemption Price and the Optional Share Conversion Rate shall be re-calculated to be equal to such otherwise applicable Change of Control Conversion Rate, as applicable. Any notice of Optional Redemption or Optional Share Conversion shall be irrevocable. If the Company provides a notice of Optional Redemption or Optional Share Conversion as described in Section 4, holders of shares of Series A Preferred Stock shall not have any right to exercise their right to a Change of Control Conversion in respect of such shares of Series A Preferred Stock that the Company has so elected to redeem or convert or subsequently selected for redemption or conversion, as applicable, and any such shares of Series A Preferred Stock that have been surrendered pursuant to the Change of Control Conversion shall be redeemed or converted on the related date of redemption or conversion, as applicable, instead of purchased on the Change of Control Conversion Date, and the holders of such shares shall be entitled to receive on the applicable redemption or conversion date the Optional Redemption Price and, or the number of shares of Common Stock pursuant to the Optional Share Conversion, as applicable, in either case, as may be re-calculated as provided for in the first sentence of this Section 5(d).
Section 6. Status of Acquired Shares. All shares of Series A Preferred Stock redeemed by the Company or subject to conversion in accordance with Sections 4 and 5 hereof, or otherwise acquired by the Company, shall be cancelled and the amount of such shares restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Company.
Section 7. Ranking. The Series A Preferred Stock will rank: (i) senior to the Common Stock and any class or series of capital stock expressly stated to be junior to the Series A Preferred Stock (collectively, “Junior Stock”); (ii) junior to any class or series of the Company’s capital stock expressly stated to be senior to the Series A Preferred Stock (collectively, “Senior Stock”); and (iii) equally with each other class or series of Preferred Stock the Company may issue that is not expressly stated to be junior to the Series A Preferred Stock (collectively, “Parity Stock”), in each case of clauses (i)-(iii) above, with respect to the payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up.
Section 8. Voting Rights.
(a) Voting. Holders of Series A Preferred Stock shall be entitled to vote on all matters on which the holders of shares of Common Stock are entitled to vote and, except as otherwise provided herein, in the Certificate of Incorporation, or by law, the holders of Series A Preferred Stock shall vote together with the holders of shares of Common Stock and any other shares of capital stock of the Company entitled to vote thereon as a single class. As of any record date or other determination date for any such vote, each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the number of votes such holder would have had if all shares of Series A Preferred Stock held by such holder on such date had been converted into shares of Common Stock immediately prior thereto on a one-to-one (1:1) basis (subject to appropriate and customary adjustment(s) in the event of a stock split, stock dividend, combination or other similar recapitalization and ignoring all fractional votes). Notwithstanding the foregoing, the voting rights of the holders of Series A Preferred Stock in the aggregate shall not in any event exceed the Voting Cap (without giving effect to any such holder’s other shares of Voting Stock of the Company). To the extent the voting rights of holders of Series A Preferred Stock are so limited by the Voting Cap, the vote of all holders of Series A Preferred Stock shall be reduced on a pro rata basis.
(b) Amendments. (i) Unless the Company has received the approval of two-thirds (2/3) of the votes entitled to be cast by the holders of outstanding Series A Preferred Stock, voting separately as a class (with each share of Series A Preferred Stock entitled to one (1) vote), either at a meeting of holders of Series A Preferred Stock or by written consent, the Company will not amend, alter or repeal any provisions of this Certificate whether by merger, consolidation or otherwise, to affect adversely the rights, preferences, privileges or voting powers of the holders of the Series A Preferred Stock.
(ii) For purposes of the foregoing voting requirements, the following shall not be deemed to adversely affect the rights, preferences or voting powers of the Series A Preferred Stock:

•
the amendment of provisions of the Certificate of Incorporation so as to authorize or create or to increase the authorized amount of, any Junior Stock or any Parity Stock, including additional shares of Series A Preferred Stock (provided that such amendment is in compliance with Section 14 hereof); nor

•
any filing with the Delaware Secretary of State by the Company, including in connection with a merger, consolidation or otherwise (1) in which the Company is the surviving entity and its common equity is listed on a National Securities Exchange, and the Series A Preferred Stock remains outstanding with the terms thereof unchanged in any material respect that would be adverse to the holders thereof; (2) in which the resulting, surviving or transferee entity, or a direct or indirect parent entity thereof, is (A) organized under the laws of any U.S. state and (B) its common equity is listed on a National Securities Exchange, and such listed entity substitutes or exchanges the Series A Preferred Stock for other preferred equity or shares of such listed entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series A Preferred Stock (except for changes that do not materially and adversely affect the holders of shares of Series A Preferred Stock); (3) upon effectiveness of such merger, consolidation or other transaction giving rise to the filing, each holder of the Series A Preferred Stock shall have the option to receive in exchange for each share of each such holder’s Series A Preferred Stock, without further action by such holder, cash consideration equal to (A) if such transaction constitutes a Permitted Change of Control, the Holder Optional Redemption Price (as though the Holder Optional Redemption right had been exercised) or (B) if such transaction does not constitute a Permitted Change of Control, the Optional Redemption Price (as though the Optional Redemption right had been exercised), in either such case, to, but not including, the date of such effectiveness, and funds sufficient to pay such redemption price for all shares of Series A Preferred Stock shall be set aside for payment in accordance with the provisions of Section 4(d)(iii), mutatis mutandis; or (4) in connection with a Permitted Change of Control; nor

•
the amendment of this Certificate or any stock certificate representing shares of the Series A Preferred Stock: (1) to cure any ambiguity, omission, inconsistency or mistake in any such instrument in a manner that is not inconsistent with the provisions of this Certificate and that does not adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock or any holder in its capacity as such; (2) to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate and that does not adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock or any holder in its capacity as such; or (3) to make any other change that does not adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock or any holder in its capacity as such (other than with respect to any holder that consents to such change).

(c) Other Limitations on Voting Rights. The above voting provisions shall not apply with respect to any shares of Series A Preferred Stock if, at or before the time when the act with respect to which the vote would otherwise be required is effected, such shares of Series A Preferred Stock are subject to a notice of Optional Redemption pursuant to the provisions in Section 4 above and funds sufficient to pay the Optional Redemption Price for all of such shares of Series A Preferred Stock called for redemption have been set aside for payment in accordance with the provisions of Section 4(d)(iii).
(d) Limitations on Future Issuances. Neither the Company nor any successor entity thereto shall issue any additional shares of Series A Preferred Stock or any Senior Stock (or equivalent securities issued by any such successor entity) without the consent of two-thirds (2/3) of the votes entitled to be cast by the holders of outstanding Series A Preferred Stock (or equivalent securities issued by any such successor entity). For the avoidance of doubt, the Company and any successor entity thereto shall be permitted to issue debt and any equity that is junior to or pari passu with the Series A Preferred Stock (including Junior Stock and Parity Stock (for the avoidance of doubt, not including any additional shares of Series A Preferred Stock)) (or equivalent securities issued by any such successor entity).
Section 9. Further Agreements.
(a) Asset Sales. Following the occurrence of a Permitted Private Change of Control and for so long as any shares of Series A Preferred Stock remain outstanding, the Company will not, and will not permit any of its subsidiaries to, directly or indirectly, consummate an Asset Sale unless, on a pro forma basis after giving effect to such Asset Sale, the Company would have Consolidated Total Assets that generated CAFD of at least $100.0 million in the prior 12 month period (each as determined as of the most recent Test Period).
(b) Affiliate Transactions. Following the occurrence of a Permitted Private Change of Control and for so long as any shares of Series A Preferred Stock remain outstanding, the Company will not, and will not permit any subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property, the rendering of any service, or the granting of any loan) with, or for the benefit of, any Affiliate of the Company, unless on a pro forma basis after giving effect to such transaction or series of related transactions, the Company would have Consolidated Total Assets that generated CAFD of at least $100.0 million in the prior 12 month period (each as determined as of the most recent Test Period); provided, that, in addition to the requirements set forth in the immediately preceding clause, with respect to any purchase or lease of assets or property or the granting of any loan (in one or a series of related purchases, leases or grants), with, or for the benefit of, any Affiliate of the Company involving aggregate payments or the transfer of assets, in each case having a value greater than $50.0 million, such purchases, leases or grants (or series of related purchases, leases or grants) is either (1) at cost or (2) on terms that, taken as a whole, are not materially less favorable to the Company or such subsidiary, as the case may be, than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis with third parties that are not Affiliates; provided, further, that, the foregoing restrictions shall not apply to transactions between or among the Company and its wholly-owned subsidiaries or between or among the Company’s wholly-owned subsidiaries.
Section 10. Information Rights. During any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Company shall transmit by mail to all holders of Series A Preferred Stock, as their names and addresses appear in the record books of the Company or the Transfer Agent, as applicable, and without cost to such holders, (1) within 90 days following the last day of the applicable fiscal year, audited consolidated financial statements of the Company for such fiscal year (including the related footnotes thereto) prepared in accordance with GAAP; and (2) within 45 days following the last day of the applicable fiscal quarter, unaudited quarterly consolidated financial statements of the Company for such fiscal quarter prepared in accordance with GAAP, provided, however, that in the case of (2) the Company may omit footnotes from such unaudited quarterly financial statements.
Section 11. Record Holders. The Company and the Transfer Agent shall deem and treat the record holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.
Section 12. Sinking Fund. The Series A Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.
Section 13. Preemptive Rights. No holders of Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights under this Certificate to purchase or subscribe for the Common Stock or any of the Company’s other securities.

Section 14. Amendment of Resolution. Subject to Section 8(d), the Board of Directors of the Company reserves the right from time to time to increase (but not in excess of the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of Series A Preferred Stock then outstanding) the number of shares that constitute the Series A Preferred Stock by further resolution adopted by the Board of Directors of the Company or a duly authorized committee of the Board of Directors of the Company and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate within the limitations provided by law, this resolution and the Certificate of Incorporation.
Section 15. Transfers.
(a) Without the prior written consent of the Company, no holder of Series A Preferred Stock may Transfer any shares of Series A Preferred Stock prior to the date that is eighteen (18) months after the Issue Date, except in connection with the issuance of shares of Common Stock pursuant to Section 5 (upon an issuance of a Change of Control Event Notice).
(b) Notwithstanding anything to the contrary contained in this Section 15:
(i) a holder of shares of Series A Preferred Stock may, at any time, transfer any or all of its shares of Series A Preferred Stock to one or more Affiliates of the holder of shares of Series A Preferred Stock, or as a distribution to the limited partners, managing members or other similar interest holders of such holder of shares of Series A Preferred Stock; and
(ii) no holder of Series A Preferred Stock may Transfer any of its shares of Series A Preferred Stock to a Person that is a Competitor of the Company; provided, however, that this clause (b)(ii) shall not restrict any Transfer into the public market or in an otherwise open market transaction made in accordance with this Section 15.
(c) Without the prior written consent of the Company, no holder of Series A Preferred Stock may, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the shares of Series A Preferred Stock or Common Stock that are designed to, or that might reasonably be expected to, result in the transfer to another Person, in whole or in part, any of the economic consequences of ownership of any shares of Series A Preferred Stock.
(d) Any Person that becomes a holder of Series A Preferred Stock pursuant to a Transfer made in accordance with this Section 15 shall be subject to all of the terms and conditions of this Certificate.
Section 16. Uncertificated Shares; Certificated Shares.
(a) Uncertificated Shares.
(i) Form. Notwithstanding anything to the contrary herein, unless requested in writing by a holder of Series A Preferred Stock to the Company, the shares of Series A Preferred Stock and any shares of Common Stock issued upon conversion thereof shall be in uncertificated, book-entry form as permitted by the bylaws of the Company and the DGCL. Within a reasonable time after the issuance or transfer of uncertificated shares, the Company shall, or shall cause the Transfer Agent to, send to the registered owner thereof a notice of ownership of capital stock of the Company containing the information required to be set forth or stated on certificates pursuant to the DGCL and, in the case of an issuance of capital stock by the Company, substantially in the form attached hereto as Exhibit B (an “Ownership Notice”).
(ii) Transfer. Transfers of Series A Preferred Stock or Common Stock issued upon conversion thereof held in uncertificated, book-entry form shall be made only upon the transfer books of the Company or the Transfer Agent, as applicable, kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Company may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

(iii) Legends. Each Ownership Notice issued with respect to a share of Series A Preferred Stock or any Common Stock issued upon the conversion of Series A Preferred Stock shall bear legends (the “Legends”) substantially in the following forms (to the extent required by applicable securities laws and/or stock exchange rules):
“THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.
THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.” (the foregoing two paragraphs, the “U.S. Legend”);
“SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PATTERN ENERGY GROUP INC. (THE “COMPANY”), INCLUDING THE CERTIFICATE OF DESIGNATIONS OF RIGHTS AND PREFERENCES FOR THESE SECURITIES (AS AMENDED FROM TIME TO TIME, THE “CERTIFICATE OF DESIGNATIONS”) INCLUDED THEREIN (AS AMENDED FROM TIME TO TIME, THE “CHARTER”), THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY SUCH CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS A COPY OF THE CHARTER, INCLUDING THE CERTIFICATE OF DESIGNATIONS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.
BY ACCEPTANCE OF THESE SECURITIES, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE SHORT SALE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS.
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”
and, for shares of Series A Preferred Stock, and any shares of Common Stock issued upon conversion of Series A Preferred Stock within four months of the Issue Date:
“UNLESS PERMITTED UNDER APPLICABLE SECURITIES LEGISLATION IN CANADA, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS [4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE].
THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN, WITHOUT THE ABOVE LEGEND, UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD ENDING THE DATE THAT IS [4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE].”
“THE SECURITIES REPRESENTED BY THIS OWNERSHIP NOTICE ARE [CONVERTIBLE INTO SECURITIES] LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE FREELY TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.
THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN, WITHOUT THE ABOVE LEGEND, UPON

THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD ENDING THE DATE THAT IS [4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE].”
(b) Certificated Shares.
(i) Form and Dating. When Series A Preferred Stock is in certificated form (“Certificated Series A Preferred Stock”), the Series A Preferred Stock certificate and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate. Any such Series A Preferred Stock certificate may bear Legends (to the extent required by applicable securities laws and/or stock exchange rules) and have such other notations, legends or endorsements required by applicable law or stock exchange rules; provided, that any such notation, legend or endorsement is in a form acceptable to the Company. Each Series A Preferred Stock certificate shall be dated the date of its authentication.
(ii) Execution and Authentication. Any Officer shall sign each Series A Preferred Stock certificate for the Company by manual or facsimile signature.
If an Officer whose signature is on a Series A Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Series A Preferred Stock certificate, the Series A Preferred Stock certificate shall be valid nevertheless.
A Series A Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Series A Preferred Stock certificate. The signature shall be conclusive evidence that the Series A Preferred Stock certificate has been authenticated under this Certificate.
The Transfer Agent shall authenticate and deliver certificates for shares of Series A Preferred Stock for original issue upon a written order of the Company signed by an Officer of the Company. Such order shall specify the number of shares of Series A Preferred Stock to be authenticated and the date on which the original issue of such shares of Series A Preferred Stock is to be authenticated.
The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Company to authenticate the certificates for the Series A Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Series A Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.
(iii) Transfer and Exchange. When Certificated Series A Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Series A Preferred Stock or to exchange such Certificated Series A Preferred Stock for an equal number of shares of Certificated Series A Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Series A Preferred Stock surrendered for transfer or exchange:
(A) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the holder of Series A Preferred Stock thereof or its attorney duly authorized in writing;
(B) accompanied by a certification from such holder to that effect substantially in the form of Exhibit C hereto; and
(C) if such Certificated Series A Preferred Stock is being transferred (i) outside the United States in an “offshore transaction” (as defined in Regulation S) to a person who is not a “U.S. person” (as defined in Regulation S under the Securities Act (“Regulation S”)) in reliance on Regulation S; (ii) to a “qualified institutional buyer” in accordance with Rule 144A under the Securities Act; or (iii) pursuant to another exemption from registration under the Securities Act (including Rule 144 under the Securities Act), if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the U.S. Legend (if any) set forth thereon.

(iv) Legends.
(A) Each certificate evidencing Certificated Series A Preferred Stock or any certificated Common Stock issued upon the conversion of Series A Preferred Stock shall bear Legends (to the extent required by applicable securities laws and/or stock exchange rules). No U.S. Legend shall be required for Common Stock issued to a holder upon conversion of its Series A Preferred Stock if (i) such holder is outside the United States at the time of such conversion and is not a “U.S. person” (as defined in Regulation S), and the applicable distribution compliance period (if any) under Regulation S shall have expired; or (ii) the applicable holding period under Rule 144 in respect of the Series A Preferred Stock of such holder shall have expired, and such holder is not an Affiliate of the Company.
(B) Upon any sale or transfer of a Transfer Restricted Security held in certificated form pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act or an effective registration statement under the Securities Act, the Transfer Agent shall permit the holder thereof to exchange such Transfer Restricted Security for Certificated Series A Preferred Stock or certificated Common Stock, as applicable, that does not bear the U.S. Legend to the extent otherwise prescribed in this Section 16.
(v) Replacement Certificates. If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.
(vi) Cancellation. In the event the Company shall purchase or otherwise acquire Certificated Series A Preferred Stock (including upon conversion pursuant to Section 4 or 5), the same shall thereupon be delivered to the Transfer Agent for cancellation. The Transfer Agent and no one else shall cancel and destroy all Series A Preferred Stock certificates surrendered for transfer, exchange, conversion, replacement or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Series A Preferred Stock certificates to the Company. The Company may not issue new Series A Preferred Stock certificates to replace Series A Preferred Stock certificates to the extent they evidence Series A Preferred Stock which the Company has purchased or otherwise acquired (including upon conversion pursuant to Section 4 or 5).
(c) Certain Obligations with Respect to Transfers and Exchanges of Series A Preferred Stock.
(i) To permit registrations of transfers and exchanges, the Company shall execute and deliver, and the Transfer Agent shall authenticate, Certificated Series A Preferred Stock as required pursuant to the provisions of this Section 16.
(ii) All shares of Series A Preferred Stock, whether or not Certificated Series A Preferred Stock, issued upon any registration of transfer or exchange of such shares of Series A Preferred Stock shall be the valid obligations of the Company, entitled to the same benefits under this Certificate as the shares of Series A Preferred Stock surrendered upon such registration of transfer or exchange.
(iii) Prior to due presentment for registration of transfer or exchange of any shares of Series A Preferred Stock, the Transfer Agent and the Company may deem and treat the Person in whose name such shares of Series A Preferred Stock are registered as the absolute owner of such Series A Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.
(iv) No service charge shall be made to a holder for any registration of transfer or exchange of any Series A Preferred Stock or Common Stock issued upon the conversion thereof on the transfer books of the Company or the Transfer Agent or upon surrender of any Series A Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series A Preferred Stock or Common Stock, or the issuance or delivery of any Common Stock upon conversion of Series A Preferred Stock, if the Person receiving shares in connection with such transfer or exchange or conversion is not the holder thereof.

(d) No Obligation of the Transfer Agent. The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate or under applicable law with respect to any transfer of any interest in any Series A Preferred Stock other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
Section 17. Other Provisions.
(a) With respect to any notice to a holder of Series A Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other holders). Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.
(b) The shares of Series A Preferred Stock shall be issuable only in whole shares.
(c) All notice periods referred to herein shall commence: (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile; (ii) one Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three Business Days after being by first-class mail, postage prepaid. Notice to any holder shall be given to the registered address set forth in the Company’s or Transfer Agent’s records for such holder.
(d) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All references herein to “$” or “dollars” refer to United States currency, and all payments and distributions required hereunder shall be made in United States Dollars to the holder of Series A Preferred Stock in accordance with the payment instructions as such holders may deliver by written notice to the Company from time to time.
(e) Notwithstanding anything to the contrary herein, whenever the Board of Directors of the Company is permitted or required to determine Fair Market Value, such determination shall be made in good faith.
(f) The Company shall distribute to the holders of Series A Preferred Stock copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of the Common Stock, at such times and by such method as documents are distributed to such holders of such Common Stock; provided¸ that any such notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents furnished or filed with the SEC that are publicly available on the SEC’s EDGAR system shall be deemed to have been provided to holders of Series A Preferred Stock at the time furnished or filed with the SEC.
(g) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.
Section 18. Certain Definitions.
As used herein, the following terms shall have the following meanings:
“5-Day VWAP” means the arithmetic average VWAP per share of Common Stock for each of five consecutive full Trading Days.
“30-Day VWAP” means the arithmetic average VWAP per share of Common Stock for each of thirty consecutive full Trading Days.

“Accumulated Additional Fixed Dividends” means, with respect to any share of Series A Preferred Stock, as of any determination date, the aggregate accrued and unpaid Additional Fixed Dividends (compounded quarterly) on such share from the P2 Company Acquisition Date until such determination date.
“Accumulated Contingent Dividends” means, with respect to any share of Series A Preferred Stock, as of any determination date, the aggregate accrued and unpaid Contingent Dividends on such share from the Issue Date until such determination date; provided, however, that the Accumulated Contingent Dividends, together with all Contingent Dividends, if any, that have been declared and paid with respect to any share of Series A Preferred Stock by the Company, shall not exceed the Contingent Dividend Cap. There shall be no Accumulated Contingent Dividends with respect to any share of Series A Preferred Stock prior to the Issue Date.
“Accumulated Dividends” means, with respect to any share of Series A Preferred Stock, as of any determination date, the Accumulated Fixed Dividends and the Accumulated Contingent Dividends.
“Accumulated Fixed Dividends” means, with respect to any share of Series A Preferred Stock, as of any determination date, the Accumulated Initial Fixed Dividends and the Accumulated Additional Fixed Dividends.
“Accumulated Initial Fixed Dividends” means, with respect to any share of Series A Preferred Stock, as of any determination date, the aggregate accrued and unpaid Initial Fixed Dividends (compounded quarterly) on such share from the Issue Date until such determination date.
“Additional Fixed Dividends” has the meaning set forth in Section 2(b).
“Affiliate” means “affiliate”, as such term is defined on the Issue Date pursuant to Rule 405 under the Securities Act.
“Aggregate Share Cap” means 19.99% of the shares of Common Stock outstanding on the Issue Date (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization).
“Aggregate Share Cap Violation” has the meaning set forth in Section 4(c).
“Amended Certificate of Incorporation” has the meaning set forth in the recitals.
“Asset Sale” means:
(a) the sale, lease, transfer, conveyance or other disposition of any assets by the Company or any of its subsidiaries outside of the ordinary course of business, including by way of merger, amalgamation, consolidation or similar transaction; provided, however, that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole (including by way of merger, amalgamation, consolidation or similar transaction) will be governed by definition of “Change of Control” and the provisions related thereto; and
(b) the issuance of Equity Interests by any subsidiary of the Company or the sale by the Company or any of its subsidiaries of Equity Interests in any such subsidiaries (in each case, other than directors’ qualifying shares).
Notwithstanding the preceding, neither (i) the transfer of assets or Equity Interests between or among the Company and its wholly-owned subsidiaries nor (ii) an issuance of Equity Interests by a subsidiary of the Company to the Company or to a wholly-owned subsidiary of the Company shall be deemed to be an Asset Sale.
“Authorizing Resolutions” has the meaning set forth in the recitals.
“Base Dividend Rate” has the meaning set forth in Section 2(a).
“Board” or “Board of Directors” means:
(1) with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership or any committee thereof duly authorized to act on behalf of such board; and
(3) with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.
“CAFD” means, on a consolidated basis in accordance with GAAP, net cash provided by (used in) operating activities of the Company, adjusted as follows (without duplication of any increase, decrease, exclusion or other amount): (i) minus deposits into (or plus withdrawals from) restricted cash accounts required by project financing arrangements to the extent they decrease (or increase) cash provided by operating activities, (ii) minus cash distributions paid to non-controlling interests in the Company’s projects, if any, (iii) minus scheduled project-level and other project-level debt service payments and repayments in accordance with the related borrowing arrangements, to the extent they are paid from operating cash flows during a period, (iv) minus non-expansionary capital expenditures, if any, to the extent they are paid from operating cash flows during a period, (v) plus cash distributions received from unconsolidated investments, to the extent such distributions were derived from operating cash flows and (vi) plus or minus any other operating items necessary to present the cash flows the Company deems representative of its core business operations, with the approval of the audit committee of the Company.
“Certificate” has the meaning set forth in the recitals.
“Certificate of Incorporation” has the meaning set forth in the recitals.
“Certificated Series A Preferred Stock” has the meaning set forth in Section 16(b)(i).
“Change of Control” means either of the following:
(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any Person, except, for a period from the Issue Date until the date that is 18 months after the Issue Date, to a Permitted Holder or a Person that is a subsidiary of a Permitted Holder; or
(2) the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than, for a period from the Issue Date until the date that is 18 months after the Issue Date, to a Permitted Holder or a Person that is a subsidiary of a Permitted Holder) (i) becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the Company or (ii) contractually acquires the right to control the Company or otherwise acquires a majority of the economic interest in the Company.
“Change of Control Conversion” has the meaning set forth in Section 5(a).
“Change of Control Conversion Date” means the date on which the shares of Series A Preferred Stock are to be converted pursuant to a Change of Control Conversion, which date shall be (i) in the case of a Ratings Downgrade Change of Control, a Business Day that is identified by the Company in the related Change of Control Event Notice that is no fewer than twenty (20) days nor more than thirty-five (35) days after the date on which the Company provides such Change of Control Event Notice to the holders of Series A Preferred Stock, or (ii) in the case of (A) a Going Private Change of Control or (B) any Other Change of Control, on the Change of Control Effective Date.
“Change of Control Conversion Price” means (i) in the case of a Going Private Change of Control or an Other Change of Control, the 5-Day VWAP ending on the Trading Day immediately preceding the issuance of the related Final Change of Control Notice, and (ii) in the case of a Ratings Downgrade Change of Control, the 5-Day VWAP ending on the Trading Day immediately preceding the related Change of Control Effective Date.

“Change of Control Conversion Period” means the period beginning on the date of the applicable Change of Control Event Notice and ending: (i) in the case of a Ratings Downgrade Change of Control, on the date that is five (5) Business Days prior to the Change of Control Conversion Date identified by the Company in the related Change of Control Event Notice, or (ii) in the case of (A) a Going Private Change of Control or (B) any Other Change of Control, on the date that is five (5) Business Days prior to Change of Control Effective Date.
“Change of Control Conversion Rate” means the quotient of:
(1) the Change of Control Premium, divided by
(2) the Change of Control Conversion Price.
“Change of Control Effective Date” means the date on which the applicable Change of Control is consummated.
“Change of Control Event” means the earlier of a (1) Going Private Change of Control or (2) Ratings Downgrade Change of Control; provided that, following the occurrence of a Permitted Private Change of Control, a Change of Control Event means a Change of Control (without any exceptions provided therein for a Permitted Holder) (an “Other Change of Control”).
“Change of Control Event Notice” has the meaning set forth in Section 5(b).
“Change of Control Premium” means the sum of:
(1) the percentage of the Liquidation Preference of the share of Series A Preferred Stock to be converted indicated below based on the date of the Change of Control Event Notice (or, in the case of a Holder Optional Redemption, the date of the notice issued pursuant to Section 4(d)(v)) during applicable twelve-month period ending on October 25 of such year below:

Year	Percentage
2020	109.000%
2021	108.000%
2022 and 2023	106.000%
2024 and thereafter	101.000%

(2) Accumulated Dividends, if any, on such share of Series A Preferred Stock, as of the Change of Control Conversion Date or the Holder Optional Redemption Date (as applicable), and
(3) in the case of (i) a Change of Control Conversion or (ii) a Holder Optional Redemption, in either case, on or after October 25, 2024, an amount equal to (x) the Contingent Dividend Cap, less (y) the sum of (A) all Contingent Dividends and Additional Fixed Dividends previously paid (if any) on such share of Series A Preferred Stock prior to the Change of Control Conversion Date, and (B) all Accumulated Contingent Dividends and Accumulated Additional Fixed Dividends as of the Change of Control Conversion Date or the Holder Optional Redemption Date (as applicable).
“Closing Price” of the Common Stock means, as of any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on (1) NYSE or Nasdaq; (2) if the Common Stock is not listed on NYSE or Nasdaq, the TSX, but converted to U.S. dollars based on the Bank of Canada average daily exchange rate on the relevant day or, if such rate is not available, an equivalent rate as determined by a nationally recognized independent investment banking firm selected by the Company for this purpose (the “Relevant Exchange Rate”); (3) if the Common Stock is not listed on NYSE or Nasdaq or the TSX, then any other National Securities Exchange; or (4) if the Common Stock is not listed on a National Securities Exchange or on the TSX, then in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the Closing Price shall be an amount determined to be the Fair Market Value of a share of Common Stock.

“Common Stock” has the meaning set forth in Section 3; provided that each holder may, at its option, at and after the effective time of any Merger Event, elect to replace any reference to “Common Stock” in this Certificate with “Reference Stock”.
“Company” has the meaning set forth in the recitals.
“Company Stock Plan” means the Amended and Restated Pattern Energy Group Inc. 2013 Equity Incentive Award Plan, as amended from time to time.
“Competitor” means any Person that is both (a) not a financial institution, pension plan, insurance company, investment fund, private equity fund, investment manager or investment advisor (or a non-portfolio company Affiliate thereof) and (b) actively engaged as its principal business in upstream development or operation of renewable power projects in North America or Japan; provided that, a financial institution, investment fund, private equity fund, investment manager or investment advisor (or a non-portfolio company Affiliate thereof) with a portfolio company engaged in any of the activities described in this clause (b) shall not be considered to be a “Competitor” ; provided further that a Person shall not be deemed a “Competitor” if less than 10% of its consolidated annual revenues is derived from the business described in this clause (b).
“Consolidated Total Assets” means, as of any date of determination, the total consolidated assets of the Company and its subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent internal consolidated balance sheet of the Company available as of such date, but giving pro forma effect to any acquisition or disposition occurring after such balance sheet date and on or prior to such date of determination.
“Contingent Dividend Cap” has the meaning set forth in Section 2(b).
“Contingent Dividend Payment Date” has the meaning set forth in Section 2(d)(ii).
“Contingent Dividends” has the meaning set forth in Section 2(b).
“DGCL” has the meaning set forth in the recitals.
“Dividend Payment Date” has the meaning set forth in Section 2(d)(i).
“Dividend Period” has the meaning set forth in Section 2(d)(i).
“Dividend Record Date” has the meaning set forth in Section 2(d)(i).
“Dividends” has the meaning set forth in Section 2(b).
“Equity Interests” means capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exercise Notice” has the meaning set forth in Section 5(c).
“Experienced Infrastructure Investor” means an investment firm (including any funds, partnerships or other co-investment vehicles managed, advised or controlled by such firm) with a hold period of not less than fifteen years and assets under management that relate to the infrastructure industry of not less than $10 billion.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by Company’s Board of Directors or senior management.
“Final Change of Control Event Notice” has the meaning set forth in Section 5(b).
“Fixed Dividend Period” has the meaning set forth in Section 2(a).
“Fixed Dividends” has the meaning set forth in Section 2(b).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP will thereafter be construed to mean IFRS; provided that any calculation or determination herein that requires the application of GAAP for periods that include fiscal quarters ended prior to the election to apply IFRS will remain as previously calculated or determined in accordance with GAAP; provided, further, that such election may be made only if any subsequent financial reports required to be provided pursuant to the Section 10 are made in accordance with IFRS. The Company will give notice promptly of any such election made in accordance with this definition to the holders of the shares of Series A Preferred Stock.
“Going Private Change of Control” means the occurrence of a Change of Control the result of which is that neither the Company nor any other Person that is the issuer of the Series A Preferred Stock (or preferred shares of a Person having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series A Preferred Stock (except for changes that do not materially and adversely affect the holders of shares of Series A Preferred Stock)) has a class of common equity securities listed or admitted to trading on any National Securities Exchange.
“Holder Optional Redemption” has the meaning set forth in Section 4(b).
“Holder Optional Redemption Price” has the meaning set forth in Section 4(b).
“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.
“Initial Fixed Dividends” has the meaning set forth in Section 2(a).
“Issue Date” has the meaning set forth in Section 2(d)(i).
“Junior Stock” has the meaning set forth in Section 7(a).
“Lead Investor” means CBRE Caledon Capital Management Inc.
“Legends” has the meaning set forth in Section 16(a)(iii).
“Liquidation Event” has the meaning set forth in Section 3.
“Liquidation Preference” means, with respect to each share of Series A Preferred Stock, $25.00.
“Liquidity Discount” means 400 basis points.
“Merger Event” means any (1) recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination), (2) consolidation, merger, combination or similar transaction involving the Company, (3) sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s subsidiaries substantially as an entirety or (4) statutory share exchange, in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (“Reference Property”).
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act (or any successor to such Section), the TSX and any other securities exchange (whether or not registered with the SEC under Section 6(a) (or successor to such Section) of the Exchange Act) that the Company shall designate as a National Securities Exchange for purposes of this Certificate.
“Nasdaq” means the Nasdaq Global Select Market and its successors.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Secretary, any Assistant Secretary or any Assistant Treasurer of the Company (or any Parent Entity).
“Optional Redemption” has the meaning set forth in Section 4(a).
“Optional Redemption Price” has the meaning set forth in Section 4(a).
“Optional Share Conversion” has the meaning set forth in Section 4(a).
“Optional Share Conversion Price” means (i) the Closing Price of the Common Stock on the second Trading Day immediately preceding the date of the notice of Optional Share Conversion (the “Reference Price”) less (ii) the Reference Price multiplied by the Liquidity Discount.
“Optional Share Conversion Rate” means the quotient of (i) the Optional Redemption Price, divided by (ii) the Optional Share Conversion Price.
“Original Certificate of Incorporation” has the meaning set forth in the recitals.
“Other Change of Control” has the meaning set forth in the definition of “Change of Control Event”.
“Ownership Notice” has the meaning set forth in Section 16(a)(i).
“P2” means Pattern Energy Group Holdings 2 LP, a Delaware limited partnership.
“P2 Company Acquisition” means:
(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of P2 to the Company or any of its Affiliates; or
(2) any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that the Company or any of its Affiliates (i) becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of P2 or (ii) contractually acquires the right to control P2 or otherwise acquires a majority of the economic interest in P2.
“P2 Company Acquisition Date” has the meaning set forth in Section 2(b).
“P2 Distribution” means any cash distribution, including the return of capital, made by P2 or any Alternative Investment Vehicle (as defined in the Partnership Agreement) under the Partnership Agreement, that the Company or any subsidiary of the Company receives as a result of it being a Class A limited partner in such partnership or other vehicle, before giving effect to any withholding as provided for in Section 7.06 of the Partnership Agreement, and excluding advance distributions made solely to cover tax liabilities that the Company is deemed to incur as a partner in such partnership pursuant to Section 7.03 of the Partnership Agreement; provided that any in-kind distribution pursuant to Section 7.02 of the Partnership Agreement shall be treated as a P2 Distribution, in an amount calculated based on the Fair Market Value (as defined in the Partnership Agreement) of the property so distributed; and provided further that any consideration received by the Company or any subsidiary of the Company as a Class A limited partner in connection with (i) any sale or other disposition pursuant to Article 11 of the Partnership Agreement or (ii) any redemption pursuant to Section 5.03 of the Partnership Agreement, shall be deemed to be a P2 Distribution. Notwithstanding the foregoing, in no event shall a distribution in connection with a P2 Company Acquisition be deemed a “P2 Distribution”.
“P2 Payment Date” has the meaning set forth in Section 2(d)(ii).
“Parent Entity” means any Person that is the direct or indirect parent of the Company and of which the Company is a direct or indirect subsidiary.
“Parity Stock” has the meaning set forth in Section 7(a).

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Pattern Energy Group Holdings 2 LP, dated as of June 16, 2017, as may be amended from time to time.
“Pattern Management” means the individuals holding the titles (or the equivalent thereof) of Chief Executive Officer, Chief Financial Officer, President, Chief Legal Officer and Executive Vice President of Business Development of the Company, and any successor; provided that individuals who are not employed by the Company or its Affiliates but who are reasonably acceptable to the Lead Investor shall constitute “Pattern Management.”
“Permitted Change of Control” means a Change of Control that is a Permitted Private Change of Control and/or a Permitted Ratings Downgrade Change of Control.
“Permitted Holder” means any Person that (A) has a class of common equity securities listed or admitted to trading on any of the Nasdaq, the New York Stock Exchange, the TSX or the London Stock Exchange and at least 50% of the consolidated annual revenues of such Person (as determined based on the then most recently delivered annual financial statements of such Person ) are derived from the renewable energy business, or has a business unit that accounts for at least 50% of the consolidated annual revenues of such Person (as determined based on the then most recently delivered annual financial statements of such Person ) that is primarily engaged in, the renewable energy business (excluding, for the avoidance of doubt, any Person that derives more than 5.0% of its annual revenue (as determined based on the then-most recently delivered annual financial statements of such Person) from businesses or projects in the coal or nuclear energy industries) or (B) is an Experienced Infrastructure Investor; provided that, such Person shall only be a Permitted Holder if, after consummation of a Change of Control (without reference to the concept of Permitted Holder), in the case of both clause (A) and (B), the majority of Pattern Management on the Issue Date remains as part of management of the surviving entity in the Change of Control and each such member of Pattern Management continues to hold not less than 75% of the Voting Securities following the Change of Control (without reference to the concept of Permitted Holder) that each such member of Pattern Management held on the Issue Date.
“Permitted Private Change of Control” means the occurrence of an event that would have constituted a Going Private Change of Control except that such transaction or series of transactions did not constitute a Change of Control because such sale or transfer was made to a Permitted Holder; for the avoidance of doubt, a Permitted Ratings Downgrade Change of Control that also constitutes a Going Private Change of Control shall also be deemed a “Permitted Private Change of Control”.
“Permitted Ratings Downgrade Change of Control” means the occurrence of an event that would have constituted a Ratings Downgrade Change of Control except that such transaction or series of transactions did not constitute a Change of Control because such sale or transfer was made to a Permitted Holder.
“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.
“Potential Holder Optional Redemption Date” has the meaning set forth in Section 4(b).
“Preferred Stock” has the meaning set forth in the recitals.
“Quarterly Dividend Period” has the meaning set forth in Section 2(d)(i).
“Ratings Downgrade Change of Control” means the consummation of a Change of Control that is accompanied by a ratings downgrade by (A) if both of S&P and Moody’s rate the Company, then both of S&P and Moody’s; or (B) if only one of S&P and Moody’s rate the Company, then either S&P or Moody’s, as applicable, below the ratings by S&P and/or Moody’s, as applicable, in effect in respect of the Company immediately preceding the first public announcement of the Change of Control or any Person’s intention to effect a Change of Control on any date during the period (the “Trigger Period”) beginning on the date of such first public announcement and ending sixty (60) days thereafter (which period shall be extended until the ratings are announced if, during such 60-day period, the ratings of the Company are under publicly announced consideration for possible downgrade by S&P and Moody’s); provided, however, that a Ratings Downgrade Change of Control otherwise arising by virtue of a reduction in rating by either S&P or Moody’s will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Ratings Downgrade Change of Control for purposes of the Change of Control Event) if (1) during the Trigger Period, the relevant rating is subsequently upgraded to its level at the beginning of the Trigger Period (or better) or (2) S&P or Moody’s, as applicable, publicly announces or informs the Transfer Agent in writing that the reduction was not the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of such announcement); and provided, further that if neither S&P nor Moody’s is providing a rating for the Company at the commencement of any Trigger Period, a Ratings Downgrade Change of Control will be deemed to have occurred.
“Reference Price” has the meaning set forth in the definition of “Optional Share Conversion Price.”
“Reference Property” has the meaning set forth in the definition of “Merger Event.”
“Reference Stock” means the class of any common equity securities that are issued as Reference Property in connection with a Merger Event, which such class of securities is listed or admitted to trading on any National Securities Exchange.
“Regulation S-K” has the meaning set forth in Section 10.
“Relevant Exchange Rate” has the meaning set forth in the definition of “Closing Price.”
“Remaining Contingent Dividend Cap” means, as of any date of determination, the Contingent Dividend Cap, less the aggregate amount of Contingent Dividends, if any, that have been declared and paid on such share of Series A Preferred Stock from the Issue Date to, but not including, such date of determination. For the avoidance of doubt, the Remaining Contingent Dividend Cap shall not include any accrued but unpaid Contingent Dividends prior to such date of determination.
“Restricted Stock Award” means shares of Common Stock that are subject to time vesting, performance vesting or other vesting conditions, granted under the Company Stock Plan.
“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor to its rating agency business.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Stock” has the meaning set forth in Section 7(a).
“Series A Preferred Stock” has the meaning set forth in the recitals.
“Share Cap” means a Voting Share Cap and/or an Aggregate Share Cap, as the context requires.
“Share Cap Violation” has the meaning set forth in Section 4(c).
“Test Period” means with respect any date of determination, the Company’s most recently ended four full consecutive fiscal quarters for which financial statements are available.
“Trading Day” means (1) if the Common Stock is listed on the Nasdaq or NYSE, a day during which trading in securities generally occurs on the Nasdaq or NYSE, as applicable; (2) if the Common Stock is not listed on the Nasdaq or NYSE, but is listed on the TSX, a day during which trading in securities generally occurs on the TSX; or (3) if the Common Stock is not listed on either the Nasdaq, the NYSE or the TSX, on the principal other National Securities Exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a National Securities Exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, “Trading Day” shall mean a Business Day.
“Transaction Committee” has the meaning set forth in the recitals.

“Transfer” means, with respect to any security, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such security or any interest therein, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law.
“Transfer Agent” means Computershare Trust Company, N.A., or such other transfer agent as the Company may designate from time to time.
“Transfer Restricted Securities” shall mean each share of Series A Preferred Stock and each share of Common Stock received upon conversion of a share of Series A Preferred Stock until such shares of Series A Preferred Stock or Common Stock, as applicable, shall be freely tradable pursuant to an exemption from registration under the Securities Act under Rule 144 thereunder without volume limitations, unless otherwise agreed to by the Company and the holder thereof.
“Trigger Period” has the meaning set forth in the definition of “Ratings Downgrade Change of Control”.
“TSX” means the Toronto Stock Exchange.
“U.S. Legend” has the meaning set forth in Section 16(a)(iii).
“Voting Cap” means voting rights of 9.99% of the Voting Stock of the Company.
“Voting Share Cap” means the number of shares of Voting Stock of the Company which, at any reference time, entitle the holders thereof to exercise voting rights in excess of the Voting Cap.
“Voting Share Cap Violation” has the meaning set forth in Section 4(c).
“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “PEGI <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such volume-weighted average price is unavailable, the “VWAP” shall be the per share volume-weighted average price on the TSX in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day, but converted to U.S. dollars based on the Relevant Exchange Rate; or, if such price is not available, “VWAP” shall mean the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose (converted, if necessary, into U.S. dollars at the Relevant Exchange Rate).
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Pattern Energy Group Inc. has caused this Certificate of Designations to be signed by the undersigned as of this 25th day of October, 2019.

PATTERN ENERGY GROUP INC.
By:	/s/ Esben W. Pedersen
	Name:	Esben W. Pedersen
	Title:	Chief Financial Officer

[Signature Page to Certificate of Designations]

EXHIBIT A
FORM OF SERIES A PREFERRED STOCK
FACE OF SECURITY
[INSERT APPLICABLE LEGENDS PRESCRIBED IN SECTION 16(b)(iv) OF THE CERTIFICATE OF DESIGNATIONS]

Certificate Number    [ ] Shares of
[ ]    Series A Perpetual Preferred Stock
Series A Perpetual Preferred Stock
of
PATTERN ENERGY GROUP INC.
PATTERN ENERGY GROUP INC., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of preferred stock, par value $0.01 per share, of the Company designated as the Series A Perpetual Preferred Stock (the “Series A Preferred Stock”). The shares of Series A Preferred Stock are transferable on the books and records of the Company or the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations of Rights and Preferences, dated [ ], 2019, as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series A Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Series A Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.
IN WITNESS WHEREOF, the Company has executed this certificate this      day of                      , 2019.

PATTERN ENERGY GROUP INC.
By:
Name:
Title:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION
These are shares of the Series A Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Transfer Agent
By:
Name:
	Title:	Authorized Signatory

REVERSE OF SECURITY
Dividends on each share of Series A Preferred Stock are cumulative and shall accrue as provided for in the Certificate of Designations. Dividends shall be payable, when, as and if declared by the Company’s Board of Directors out of legally available funds, and as otherwise provided in the Certificate of Designations.
The shares of Series A Preferred Stock shall be redeemable or convertible into Common Stock upon the satisfaction of the conditions and in the manner and according to the terms set forth in the Certificate of Designations.
The Company will furnish without charge to each Holder who so requests a copy of the Certificate of Incorporation, including the Certificate of Designations.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Preferred Stock evidenced hereby to:
(Insert assignee’s social security or tax identification number)
(Insert address and zip/postal code of assignee)
and irrevocably appoints:
agent to transfer the shares of Series A Preferred Stock evidenced hereby on the books of the Company or the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
(Sign exactly as your name appears on the other side of this Series A Preferred Stock Certificate)
Signature Guarantee:

1
Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B
OWNERSHIP NOTICE
[INSERT APPLICABLE LEGENDS PRESCRIBED IN SECTION 16(a)(iii) OF THE CERTIFICATE OF DESIGNATIONS]
This letter confirms and acknowledges that you are the registered owner of the number and the class or series of shares of capital stock of the Company listed on Schedule A to this letter.
In addition, please be advised that the Company will furnish without charge to each stockholder of the Company who so requests a copy of the Charter, including the Certificate of Designations of Rights and Preferences, dated [ ], 2019 (as may be amended, the “Certificate of Designations”). Any such request should be directed to the Secretary of the Company.

Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Transfer Agent
By:
Name:
	Title:	Authorized Signatory

EXHIBIT C
CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFER OF SERIES A PREFERRED STOCK

Re:	Series A Perpetual Preferred Stock (the “Series A Preferred Stock”) of Pattern Energy Group Inc. (the “Company”)
This Certificate relates to shares of Series A Preferred Stock held by                        (the “Transferor”) in*/:
☐    book-entry form; or
☐    definitive form.
The Transferor has requested the Transfer Agent by written order to exchange or register the transfer of Series A Preferred Stock.
In connection with such request and in respect of such Series A Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designations of Rights and Preferences, dated [ ], 2019 (as may be amended, the “Certificate of Designations”) relating to the above-captioned Series A Preferred Stock and that the transfer of this Series A Preferred Stock does not require registration under the Securities Act of 1933, as amended (the “Securities Act”) because */:

☐	such Series A Preferred Stock is being transferred to an “affiliate” (as defined in Rule 405 of the Securities Act) of the Transferor without a “sale” (within the meaning of the Securities Act);

☐	such Series A Preferred Stock is being transferred to the Company;

☐
such Series A Preferred Stock is being transferred outside the United States in an “offshore transaction” (as defined in Regulation S under the Securities Act (“Regulation S”)) to a person who is not a “U.S. person” (as defined in Regulation S) in reliance on Regulation S (if available); or

☐	such Series A Preferred Stock is being transferred to a qualified institutional buyer (as defined in Rule 144A under the Securities Act (“Rule 144A”)), in reliance on Rule 144A (if available); or

☐
such Series A Preferred Stock is being transferred in reliance on and in compliance with another available exemption from the registration requirements of the Securities Act (including Rule 144 under the Securities Act) (and based on an opinion of counsel if the Company so requests).

[INSERT NAME OF TRANSFEROR]
By:

Date:
*/    Please check applicable box.

EXHIBIT D
HOLDER CERTIFICATE TO BE DELIVERED IN CONNECTION WITH A PROPOSED CONVERSION OF SERIES A PREFERRED STOCK
Pattern Energy Group Inc.
1088 Sansome Street
San Francisco, CA 941111
Ladies and Gentlemen:
In connection with the notice delivered to us by Pattern Energy Group Inc. (the “Company”) pursuant to the Certificate of Designations of Rights and Preferences, dated [ ], 2019 (as may be amended, the “Certificate of Designations”) relating to the proposed conversion of shares of the Company’s Series A Perpetual Preferred Stock, par value $0.01 per share (the “Preferred Stock”) into shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), we represent and warrant to you that we and our affiliates (as defined pursuant to Rule 405 under the Securities Act of 1933, as amended) beneficially own (i) __________ shares of Common Stock, (ii) __________ shares of Preferred Stock and (iii) __________ shares of other voting securities of the Company, if any. Neither we nor any of our affiliates own, beneficially or of record, or control any other securities of the Company.
You and Davis Polk & Wardwell LLP may rely on this letter, including the representations and warranties contained herein in connection with the delivery of shares of Common Stock referred to above.

Very truly yours,
[NAME OF HOLDER]

Name:
Title: